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                                   EXHIBIT 12

                    STATEMENT REGARDING COMPUTATION OF RATIOS

         The averages used in computing the performance ratios provided in Item 6 represent average monthly balances. Management does not believe that the use of monthly balances instead of daily balances materially distorts the computations as presented.